UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 31, 2006

Lazard Group LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-126751	51-0278097
(Commission File Number)	(IRS Employer Identification No.)

30 Rockefeller Plaza New York, New York	10020
(Address of Principal Executive Offices)	(Zip Code)

212-632-6000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 1.02 Termination of a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On March 31, 2006, Lazard Group LLC (“Lazard Group”) and Banca Intesa S.p.A. (“Intesa”) reached an agreement regarding their future business relationship in Italy.

Pursuant to the existing strategic alliance in effect since January 2003, Lazard Group LLC and Intesa have conducted selected Italian investment banking business solely through Lazard & Co. S.r.l. (“Lazard Italy”), an indirect subsidiary of Lazard Group. As part of the strategic alliance, Intesa made the following investments:

•	the purchase in March 2003 from Lazard Funding Limited LLC (“Lazard Funding”), a wholly owned subsidiary of Lazard Group, of a $150 million subordinated convertible promissory note (the “$150 Million Subordinated Convertible Note”) issued by Lazard Funding, which is currently convertible into a contractual right that entitles the holder to receive payments that would be equivalent to the distributions that a holder of a three percent equity goodwill interest in Lazard Group would have been entitled to receive (i.e., distributions of the net proceeds of selected fundamental corporate events affecting Lazard Group, such as a sale of all or substantially all of the assets of Lazard Group or a disposition of a line of business);

•	the investment in June 2003 in Lazard Italy of an amount of Euros then equal to $100 million in exchange for 40% of the capital stock in Lazard Italy (the “Intesa JV Interest”); and

•	the purchase in June 2003 of a $50 million subordinated promissory note issued by Lazard Italy (the “$50 Million Subordinated Promissory Note”).

The $150 Million Subordinated Convertible Note, which is guaranteed by Lazard Group (the “Guarantee”), currently has a scheduled maturity date in March 2018 and has interest payable annually at a variable interest rate of not less than 3%, and not more than 3.25%, per annum. The $50 Million Subordinated Promissory Note currently has a scheduled maturity date in the year 2078 (subject to extension), with interest payable annually at the rate of 3.0% per annum. The strategic alliance was governed by a Master Transaction and Relationship Agreement dated as of March 26, 2003 (the “Master Agreement”) among Lazard Group, Intesa and Lazard Italy.

As previously disclosed, in connection with the transactions in connection with the initial public offering of Lazard Ltd, Lazard Group and Intesa held various discussions concerning the joint venture relationship and the impact of the IPO. In the course of such discussions, Intesa notified Lazard Group of its intention not to extend the term of the joint venture relationship beyond its initial expiration date of December 31, 2007. The strategic alliance accordingly is due to expire on December 31, 2007, as a result of which Lazard Group will be obligated to acquire the Intesa JV Interest and the $50 Million Subordinated Promissory Note on or about February 4, 2008 for an aggregate amount in cash not to exceed $150 million.

On March 31, 2006, Lazard Group, Lazard Italy and Intesa entered into a Termination Agreement (the “Termination Agreement”), which provides for the termination of the joint venture relationship and the Master Agreement at the closing of the transactions contemplated by the Termination Agreement and mutual release arrangements with respect to matters concerning the joint venture relationship. At this termination closing, which is expected to occur promptly after receipt of required regulatory approvals and satisfaction or waiver of other customary closing conditions, the following adjustments will be made to the terms of Intesa’s investment in Lazard Group and its affiliates:

•	The $150 Million Subordinated Convertible Note will be amended and restated, among other things, to provide for its convertibility into shares of Class A common stock, par value $.01 per share, of Lazard Ltd (“Lazard Ltd Stock”) at an effective conversion price of $57 per share. The amended $150 Million Subordinated Convertible Note will mature in September 2016 and have a fixed interest rate of 3.25%. One-third in principal amount of the $150 Million Subordinated Convertible Note will generally be convertible after July 1 in each of 2008, 2009 and 2010, and this note will no longer be convertible after June 30, 2011. Lazard Ltd will enter into a Registration Rights Agreement with Intesa providing for certain customary registration rights with respect to the shares of Lazard Ltd Stock it receives upon conversion of the amended $150 Million Subordinated Convertible Note. The Guarantee will also be amended to reflect the terms of the amended $150 Million Subordinated Convertible Note.

•	The Intesa JV Interest and the $50 Million Subordinated Promissory Note will be acquired by Lazard Group in exchange for the issuance to Intesa of a $96 million senior promissory note of Lazard Group due February 28, 2008 (the “$96 Million Note”) and a $50 million subordinated promissory note of Lazard Group due February 28, 2008 (the “$50 Million Note”), respectively. The $96 Million Note will have a fixed interest rate of 4.25% and the $50 Million Note will have a fixed interest rate of 4.6%.

•	Lazard Group will pay to Intesa an amount equal to a 3% annualized return on the Intesa JV Interest from April 1, 2006 through the termination closing and the accrued and unpaid interest on the $50 Million Subordinated Promissory Note as of the termination closing. Intesa shall pay to Lazard any dividends it receives in respect of the Intesa JV Interest in respect of fiscal year 2005 of Lazard Italy.

The description of the material terms of the Termination Agreement set forth above is qualified in its entirety to the full text of the Termination Agreement that has been filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this Report on Form 8-K:

10.1	Termination Agreement dated as of March 31, 2006, by and among Banca Intesa S.p.A., Lazard Group LLC, and Lazard & Co. S.r.l.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 4, 2006

LAZARD GROUP LLC

By:	/s/ Scott D. Hoffman
Name:	Scott D. Hoffman
Title:	Managing Director and General Counsel

INDEX TO EXHIBITS

Exhibit	Description
10.1	Termination Agreement dated as of March 31, 2006, by and among Banca Intesa S.p.A., Lazard Group LLC, and Lazard & Co. S.r.l.